Exhibit 99.1

FOR RELEASE:  Wednesday, July 24, 2019 at 4:30 PM (Eastern)

QUAINT OAK BANCORP, INC. ANNOUNCES SECOND QUARTER EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCQX: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today that net income for the quarter ended June 30, 2019 was $665,000, or $0.34 per basic and $0.33 per diluted share, compared to $535,000, or $0.28 per basic and $0.27 per diluted share for the same period in 2018.  Net income for the six months ended June 30, 2019 was $1.1 million, or $0.55 per basic and $0.54 per diluted share, compared to $823,000, or $0.43 per basic and $0.42 per diluted share for the same period in 2018.

Robert T. Strong, President and Chief Executive Officer stated, “We are again pleased to report an increase in earnings for both the three and six months ended June 30, 2019 over the same prior year periods.  Earnings for the six months ended June 30, 2019 increased 31.0% when compared to the same period of one year ago.  Contributing to this result was an increase of $15.8 million in the combined average balances of both loans held for sale and loans receivable, net for the six months ended June 30, 2019 when compared to the prior year six month period.”

Mr. Strong added, “Our performance during the first half of 2019 more than offset the additional interest expense from our $8.0 million subordinated debt offering completed at the end of 2018.  Buoyed by our increase in capital and supported by improved earnings, we anticipate seeking additional opportunities and markets moving forward.  The improved pace in lending that we have experienced brings with it the opportunity to expand our commercial banking deposit customer base as well.  This combination should support our continued efforts to reduce our funding costs moving forward.”

Mr. Strong continued, “Our credit quality continues to improve as our non-performing loans as a percent of total loans receivable, net declined to 0.26% and our Texas ratio declined to 9.24% at June 30, 2019.”

Mr. Strong commented, “The Company has repurchased an additional 14,161 shares during the first half of this year ending June 30, 2019.  Our repurchase plans have repurchased 39% of the original shares issued in our initial public offering.  Our book value per share has increased to $12.43 as of period end June 30, 2019.  As always, in conjunction with having maintained a strong repurchase plan, our current and continued business strategy includes long-term profitability and payment of dividends reflecting our strong commitment to shareholder value.”

Net income amounted to $665,000 for the three months ended June 30, 2019, an increase of $130,000, or 24.3%, compared to net income of $535,000 for three months ended June 30, 2018.  The increase in net income on a comparative quarterly basis was the result of an increase in non-interest income of $426,000, an increase in net interest income of $38,000, and a decrease in the provision for loan losses of $18,000, partially offset by an increase in non-interest expense of $246,000 and an increase in the provision for income taxes of $106,000.

   The $38,000, or 1.8%, increase in net interest income for the three months ended June 30, 2019 over the comparable period in 2018 was driven by a $478,000, or 15.9%, increase in interest income, partially offset by a $440,000, or 46.9%, increase in interest expense.  The increase in interest income was primarily due to a $16.2 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $213.6 million for the three months ended June 30, 2018 to an average balance of $229.8 million for the three months ended June 30, 2019, and had the effect of increasing interest income $217,000.  Also contributing to this increase was a 23 basis point increase in the yield on average loans receivable, net, including loans held for sale, which increased from 5.34% for the three months ended June 30, 2018 to 5.57% for the three months ended June 30, 2019, which had the effect of increasing interest income $134,000.  The increase in interest income was also due to a $5.6 million increase in average cash and cash equivalents due from banks, interest bearing, which increased from an average balance of $17.1 million for the three months ended June 30, 2018 to an average balance of $22.7 million for the three months ended June 30, 2019, and had the effect of increasing interest income $23,000.  Also contributing to this increase was a 58 basis point increase in the yield on average cash and cash equivalents due from banks, interest bearing, which increased from 1.66% for the three months ended June 30, 2018 to 2.24% for the three months ended June 30, 2019, which had the effect of increasing interest income $33,000.  The increase in interest income was also due to a $2.3 million increase in investment in interest-earning time deposits which increased from an average balance of $7.9 million for the three months ended June 30, 2018 to an average balance of $10.2 million for the three months ended June 30, 2019, which had the effect of increasing interest income $24,000.  Also contributing to this increase was a 113 basis point increase in the yield on investment in interest-earning time deposits which increased from 1.79% for the three months ended June 30, 2018 to 2.92% for the three months ended June 30, 2019, which had the effect of increasing interest income $28,000.

The increase in interest expense was primarily attributable to a $24.4 million increase in average certificate of deposit accounts which increased from an average balance of $154.9 million for the three months ended June 30, 2018 to an average balance of $179.3 million for the three months ended June 30, 2019, and had the effect of increasing interest expense $115,000.  Also contributing to this increase was a 41 basis point increase in rate on average certificate of deposit accounts, which increased from 1.90% for the three months ended June 30, 2018 to 2.31% for the three months ended June 30, 2019, and had the effect of increasing interest expense by $186,000.  The increase in interest expense was also due to average subordinated debt of $7.8 million for the three months ended June 30, 2019, at the applicable interest rate of 6.5%, which had the effect of increasing interest expense by $130,000 compared to none for the three months ended June 30, 2018.  The average interest rate spread decreased from 3.18% for the three months ended June 30, 2018 to 2.82% for the three months ended June 30, 2019 while the net interest margin decreased from 3.37% for the three months ended June 30, 2018 to 3.09% for the three months ended June 30, 2019.

The $18,000, or 19.1%, decrease in the provision for loan losses for the three months ended June 30, 2019 over the three months ended June 30, 2018 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans at June 30, 2019.

The $426,000, or 41.8%, increase in non-interest income for the three months ended June 30, 2019 over the comparable period in 2018 was primarily attributable to a $282,000, or 48.2%, increase in net gain on loans held for sale, a $108,000, or 49.8%, increase in mortgage banking and title abstract fees, a $34,000 increase in gain on the sales of SBA loans, and an $18,000, or 40.9%, increase in other fees and service charges.  These increases were partially offset by a $17,000, or 34.0%, decrease in real estate sales commission, net.

The $246,000, or 10.8%, increase in non-interest expense for the three months ended June 30, 2019 compared to the same period in 2018 was primarily attributable to a $150,000, or 9.3%, increase in salaries and employee benefits expense, a $73,000, or 50.7%, increase in other expenses, a $28,000, or 19.2%, increase in occupancy and equipment expenses, a $25,000, or 26.9%, increase in data processing expense, and a $17,000, or 31.5%, increase in advertising expense.  These increases were partially offset by a $34,000, or 73.9% decrease in FDIC deposit insurance expense and a $31,000, or 25.2% decrease in professional fees.  The decrease in FDIC deposit insurance assessment was due to a reduction in the Bank’s assessment multiplier.

            The provision for income tax increased $106,000, or 62.4%, from $170,000 for the three months ended June 30, 2018 to $276,000 for the three months ended June 30, 2019 due primarily to an increase in pre-tax income and an increase in our effective tax rate from 24.1% for the three months ended June 30, 2018 to 29.3% for the three months ended June 30, 2019.  The increase in our effective tax rate was primarily due to a tax deduction taken in the first quarter of 2018 related to the exercise of non-qualified stock options during the three months ended June 30, 2018.

For the six months ended June 30, 2019, net income increased $255,000, or 31.0%, from $823,000 for the six months ended June 30, 2018 to $1.1 million for the six months ended June 30, 2019.  The increase in net income was the result of an increase in non-interest income of $526,000, an increase in net interest income of $196,000, and a decrease in the provision for loan losses of $4,000, partially offset by an increase in non-interest expense of $246,000 and an increase in the provision for income taxes of $225,000.

The $196,000, or 4.9%, increase in net interest income for the six months ended June 30, 2019 over the comparable period in 2018 was driven by a $1.0 million, or 17.9%, increase in interest income, partially offset by an $849,000, or 47.3%, increase in interest expense.  The increase in interest income was primarily due to a $15.8 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $210.7 million for the six months ended June 30, 2018 to an average balance of $226.5 million for the six months ended June 30, 2019, and had the effect of increasing interest income $416,000.  Also contributing to this increase was a 32 basis point increase in the yield on average loans receivable, net, including loans held for sale, which increased from 5.28% for the six months ended June 30, 2018 to 5.60% for the six months ended June 30, 2019, which had the effect of increasing interest income $362,000.  The increase in interest income was also due to an $8.8 million increase in average cash and cash equivalents due from banks, interest bearing, which increased from an average balance of $14.8 million for the six months ended June 30, 2018 to an average balance of $23.6 million for the six months ended June 30, 2019, and had the effect of increasing interest income $73,000.  Also contributing to this increase was a 74 basis point increase in the yield on average cash and cash equivalents due from banks, interest bearing, which increased from 1.64% for the six months ended June 30, 2018 to 2.38% for the six months ended June 30, 2019, which had the effect of increasing interest income $87,000.  The increase in interest income was also due to a $4.2 million increase in investment in interest-earning time deposits which increased from an average balance of $4.9 million for the six months ended June 30, 2018 to an average balance of $9.1 million for the six months ended June 30, 2019, which had the effect of increasing interest income $38,000.  Also contributing to this increase was an 87 basis point increase in the yield on investment in interest-earning time deposits which increased from 1.84% for the six months ended June 30, 2018 to 2.71% for the six months ended June 30, 2019, which had the effect of increasing interest income $40,000.

The increase in interest expense was primarily attributable to a $24.1 million increase in average certificate of deposit accounts which increased from an average balance of $151.8 million for the six months ended June 30, 2018 to an average balance of $175.9 million for the six months ended June 30, 2019, and had the effect of increasing interest expense $222,000.  Also contributing to this increase was a 40 basis point increase in rate on average certificate of deposit accounts, which increased from 1.85% for the six months ended June 30, 2018 to 2.25% for the six months ended June 30, 2019, and had the effect of increasing interest expense by $356,000.  The increase in interest expense was also due to average subordinated debt of $7.8 million for the six months ended June 30, 2019, at the applicable interest rate of 6.5%, which had the effect of increasing interest expense by $259,000 compared to none for the six months ended June 30, 2018.  The average interest rate spread decreased from 3.20% for the six months ended June 30, 2018 to 2.91% for the six months ended June 30, 2019 while the net interest margin decreased from 3.38% for the six months ended June 30, 2018 to 3.16% for the six months ended June 30, 2019.

               As was the case for the quarter, the $4,000, or 2.4%, decrease in the provision for loan losses for the six months ended June 30, 2019 over the six months ended June 30, 2018 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans at June 30, 2019.

The $526,000, or 29.9%, increase in non-interest income for the six months ended June 30, 2019 over the comparable period in 2018 was primarily attributable to a $394,000, or 43.5%, increase in net gain on loans held for sale, a $143,000, or 43.7%, increase in mortgage banking and title abstract fees, a $117,000, or 508.7%, increase in gain on the sales of SBA loans, and a $16,000, or 8.8%, increase in insurance commissions.  These increases were partially offset by a $63,000 decrease in the gain on the sales of other real estate owned, a $51,000, or 50.0%, decrease in real estate sales commission, net and a $28,000, or 23.7%, decrease in other fees and service charges.

The $246,000, or 5.4%, increase in non-interest expense for the six months ended June 30, 2019 compared to the same period in 2018 was primarily attributable to a $108,000, or 3.3%, increase in salaries and employee benefits expense, a $59,000, or 18.4%, increase in other expenses, a $38,000, or 12.8%, increase in occupancy and equipment expenses, a $41,000, or 22.9%, increase in data processing expense, and a $34,000, or 31.5%, increase in advertising expense.  These increases were partially offset by a $53,000, or 57.0% decrease in FDIC deposit insurance expense.  As was the case for the quarter, the decrease in FDIC deposit insurance assessment was due to a reduction in the Bank’s assessment multiplier.

The provision for income tax increased $225,000, or 100.0%, from $225,000 for the six months ended June 30, 2018 to $450,000 for the six months ended June 30, 2019 due primarily to an increase in pre-tax income and an increase in our effective tax rate from 21.5% for the six months ended June 30, 2018 to 29.5% for the six months ended June 30, 2019.  The increase in our effective tax rate was primarily due to a tax deduction taken in the first six months of 2018 related to the exercise of non-qualified stock options during the six months ended June 30, 2018.

The Company’s total assets at June 30, 2019 were $284.9 million, an increase of $13.5 million, or 5.0%, from $271.4 million at December 31, 2018.  This growth in total assets was primarily due to a $9.3 million, or 4.3%, increase in loans receivable, net, a $5.2 million, or 106.2%, increase in investment in interest-earning time deposits, a $4.3 million, or 84.2%, increase in loans held for sale, a $2.2 million, or, or 32.2%, increase in investment securities available for sale, and a $1.9 million, or 178.5% increase in prepaid expenses and other assets.  These increases were partially offset by a $9.8 million, or 37.5%, decrease in cash and cash equivalents.  The largest increase within the loan portfolio occurred in commercial business loans which increased $10.4 million, or 44.0% and a $4.5 million, or 4.3%, increase in commercial real estate loans.  These increases were partially offset by a $4.0 million, or 8.5%, decrease in one-to-four family residential non-owner occupied loans.

Total deposits increased $12.6 million, or 5.9%, to $224.5 million at June 30, 2019 from $211.9 million at December 31, 2018. This increase in deposits was primarily attributable to increases of $12.2 million, or 7.3%, in certificates of deposit and $665,000 or 59.4%, in savings accounts.

              Total stockholders’ equity increased $992,000, or 4.2%, to $24.8 million at June 30, 2019 from $23.8 million at December 31, 2018.  Contributing to the increase was net income for the six months ended June 30, 2019 of $1.1 million, the reissuance of treasury stock for exercised stock options of $190,000, common stock earned by participants in the employee stock ownership plan of $90,000, amortization of stock awards and options under our stock compensation plans of $87,000, the reissuance of treasury stock under the Bank’s 401(k) Plan of $21,000, and other comprehensive income, net of $17,000.  These increases were partially offset by dividends paid of $317,000 and by the purchase of treasury stock of $174,000.

Non-performing loans amounted to $592,000 or 0.26% of net loans receivable at June 30, 2019, consisting of four loans, two of which are on non-accrual status and two of which are 90 days or more past due and accruing interest. Comparably, non-performing loans amounted to $1.2 million, or 0.54% of net loans receivable at December 31, 2018, consisting of six loans, three of which were on non-accrual status and three of which were 90 days or more past due and accruing interest.  The non-performing loans at June 30, 2019 include two one-to-four family non-owner occupied residential loans, one one-to-four family owner occupied residential loan, and one commercial real estate loan, and all are generally well-collateralized or adequately reserved for.  The allowance for loan losses as a percent of total loans receivable was 0.93% at June 30, 2019 and 0.90% at December 31, 2018.

Other real estate owned (OREO) amounted to $1.8 million at June 30, 2019, consisting of four properties that were collateral for a non-performing construction loan.  During the six months ended June 30, 2019, the Company made a total of $168,000 in capital improvements to the properties.  The balance of OREO totaled $1.7 million at December 31, 2018.  Non-performing assets amounted to $2.4 million, or 0.85% of total assets at June 30, 2019 compared to $2.8 million, or 1.04% of total assets at December 31, 2018.

Quaint Oak Bancorp, Inc. is the parent company for the Quaint Oak Family of Companies.  Quaint Oak Bank, a Pennsylvania-chartered stock savings bank and wholly-owned subsidiary of the Company, headquartered in Southampton, Pennsylvania and the Bank’s subsidiary companies conduct business through two regional offices located in the Delaware Valley and Lehigh Valley markets, a Chalfont, PA and a Philadelphia, PA location.  Quaint Oak Bank’s subsidiary companies include Quaint Oak Abstract, LLC, Quaint Oak Insurance Agency, LLC, Quaint Oak Mortgage, LLC and Quaint Oak Real Estate, LLC.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)

	At June 30,	At December 31,
	2019	2018
	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$16,254	$26,012
Investment in interest-earning time deposits	10,160	4,927
Investment securities available for sale at fair value	8,832	6,680
Loans held for sale	9,402	5,103
Loans receivable, net of allowance for loan losses (2019: $2,126; 2018: $1,965)	226,189	216,898
Accrued interest receivable	1,326	1,153
Investment in Federal Home Loan Bank stock, at cost	1,089	1,086
Bank-owned life insurance	3,933	3,894
Premises and equipment, net	2,062	2,058
Goodwill	515	515
Other intangible, net of accumulated amortization	344	368
Other real estate owned, net	1,819	1,650
Prepaid expenses and other assets	2,952	1,060
Total Assets	$284,877	$271,404

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$17,346	$17,542
Interest-bearing	207,158	194,369
Total deposits	224,504	211,911
Federal Home Loan Bank advances	23,000	24,000
Subordinated debt	7,848	7,831
Accrued interest payable	270	221
Advances from borrowers for taxes and insurance	2,415	2,568
Accrued expenses and other liabilities	2,012	1,037
Total Liabilities	260,049	247,568
Stockholders’ Equity	24,828	23,836
Total Liabilities and Stockholders’ Equity	$284,877	$271,404

QUAINT OAK BANCORP, INC. Consolidated Statements of Income (In Thousands, except share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Interest Income	$3,477	$2,999	$6,879	$5,834
Interest Expense	1,379	939	2,644	1,795
Net Interest Income	2,098	2,060	4,235	4,039
Provision for Loan Losses	76	94	161	165
Net Interest Income after Provision for Loan Losses	2,022	1,966	4,074	3,874
Non-Interest Income	1,446	1,020	2,288	1,762
Non-Interest Expense	2,527	2,281	4,834	4,588
Income before Income Taxes	941	705	1,528	1,048
Income Taxes	276	170	450	225
Net Income	$665	$535	$1,078	$823

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Per Common Share Data:
Earnings per share – basic	$0.34	$0.28	$0.55	$0.43
Average shares outstanding – basic	1,953,452	1,904,344	1,946,944	1,903,658
Earnings per share – diluted	$0.33	$0.27	$0.54	$0.42
Average shares outstanding - diluted	2,001,690	1,963,852	1,993,759	1,962,954
Book value per share, end of period	$12.43	$11.52	$12.43	$11.52
Shares outstanding, end of period	1,996,688	1,990,556	1,996,688	1,990,556

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Selected Operating Ratios:
Average yield on interest-earning assets	5.11%	4.91%	5.14%	4.88%
Average rate on interest-bearing liabilities	2.29%	1.73%	2.23%	1.68%
Average interest rate spread	2.82%	3.18%	2.91%	3.20%
Net interest margin	3.09%	3.37%	3.16%	3.38%
Average interest-earning assets to average interest-bearing liabilities	113.02%	112.51%	112.99%	112.00%
Efficiency ratio	71.28%	74.07%	74.10%	79.09%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	0.26%	0.38%	0.26%	0.38%
Non-performing assets as a percent of total assets	0.85%	0.96%	0.85%	0.96%
Allowance for loan losses as a percent of non-performing loans	359.13%	233.06%	359.13%	233.06%
Allowance for loan losses as a percent of total loans receivable	0.93%	0.87%	0.93%	0.87%
Texas Ratio (2)	9.24%	10.31%	9.24%	10.31%

(1) Asset quality ratios are end of period ratios.
(2) Total non-performing assets divided by tangible common equity plus the allowance for loan losses.

Contact
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059

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